UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STERIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

TO OUR SHAREHOLDERS:

The 2009 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Time, on Thursday, July 23, 2009, at STERIS Corporation (Product Showroom), 5914 Heisley Road, Mentor, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect ten directors for terms expiring at the 2010 Annual Meeting and ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Management also will report on fiscal year 2009 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the following Proxy Statement, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The formal notice of the Annual Meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully and assure that your shares will be voted by using one of the alternative methods of voting described in the Proxy Statement.

If you do attend the Annual Meeting, and the Board of Directors hopes that you will, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

Sincerely,

WALTER M ROSEBROUGH, JR.

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 23, 2009

The Annual Meeting of Shareholders of STERIS Corporation (the “Company” or “STERIS”) will be held at 9:00 a.m., Eastern Time, on Thursday, July 23, 2009, at STERIS Corporation (Product Showroom), 5914 Heisley Road, Mentor, Ohio, USA, for the following purposes:

1.    To elect ten directors to serve until the Company’s 2010 Annual Meeting of Shareholders;

2.    To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010; and

3.    To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has established the close of business on May 26, 2009 as the record date for determining shareholders entitled to notice and to vote at the Annual Meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2009 is being furnished to shareholders with the Proxy Statement for the Annual Meeting. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 4, 2009

PLEASE NOTE: STERIS has implemented Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. Whether or not you expect to be present at the Annual Meeting, please cast your vote over the Internet, by telephone, or by requesting paper proxy materials and returning the signed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

PLEASE NOTE: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the Annual Meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

i

STERIS CORPORATION

5960 Heisley Road

Mentor, Ohio 44060

440-354-2600

PROXY STATEMENT

Annual Meeting of Shareholders

July 23, 2009

9:00 a.m. (Eastern Time)

GENERAL INFORMATION

PROXY VOTING AND SOLICITATION OF PROXIES

This Proxy Statement was furnished on or about June 11, 2009, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on May 26, 2009. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2009 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on Thursday, July 23, 2009, at STERIS Corporation (Product Showroom), 5914 Heisley Road, Mentor, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a proxy by giving notice to the Company in writing, in a verifiable communication, in open meeting, or by submitting a subsequent proxy. The cost of soliciting the proxies will be borne by the Company. The Company may solicit proxies in person, by mail, by telephone, fax, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Inc. (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $8,000 for these services. Additional shareholder meeting services may be contracted for additional fees.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2009 Annual Report available at www.proxyvote.com. If you received a Notice regarding this availability, the Notice instructs you how to access and review the Proxy Statement and the 2009 Annual Report, as well as the alternative methods to vote your shares – over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

If you received a printed copy of the proxy materials, the Company now offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares deposited with a bank or brokerage firm. Beneficial owners will need to complete the bank or brokerage firm process for requesting electronic delivery. If you have accounts with multiple banks and/or brokers, you will need to complete the process for each account. Upon completion of your enrollment, you will receive an email confirming your election to use the online services. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel your enrollment.

VOTING

As of the record date set by the Board of Directors (May 26, 2009), the Company had 58,554,842 Common Shares outstanding and entitled to vote at the 2009 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative, and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees listed on pages 4 and 5, allocating the votes among the nominees in accordance with their discretion.

VOTES REQUIRED TO ADOPT PROPOSALS

Common Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the nominees named in this Proxy Statement, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. An abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of (1) electing 10 directors to serve until the Company’s 2010 Annual Meeting of Shareholders, (2) ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 and (3) transacting such other business as may properly come before the meeting.

The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as directors the 10 nominees listed on pages 4 and 5, and to ratify the appointment of Ernst & Young LLP.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors (sometimes referred to as the “Board”) currently has twelve members. Commencing with the 2009 Annual Meeting of Shareholders, the Board has established the number of directors at ten and proxies cannot be voted for more than ten candidates for director. On May 29, 2009, the Board, upon recommendation of its Compensation and Corporate Governance Committee, unanimously nominated ten of the current directors for re-election to the Board at the Annual Meeting. Current directors, Ray A. Lancaster and J.B. Richey, are retiring effective with the 2009 Annual Meeting of Shareholders and therefore are not standing for re-election. We extend our sincere thanks and appreciation to Mr. Lancaster and Mr. Richey for their many years of leadership, guidance, thoughtful counsel and numerous contributions to STERIS and the Board.

The directors elected at the Annual Meeting will hold office until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form intend to vote the proxies held by them for the election of the ten nominees named below. The Board has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board may recommend unless the Board, in response to the death or unavailability, chooses to reduce the number of directors.

PROPOSAL 1: To elect Richard C. Breeden, Cynthia L. Feldmann, Robert H. Fields, Jacqueline B. Kosecoff, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood as directors for terms expiring at the 2010 Annual Meeting of Shareholders.

Ms. Feldmann, Drs. Kosecoff, Sohi and Wood and Messrs. Breeden, Fields, McMullen, Rosebrough, Wareham and Wilson were all last elected as directors by the shareholders at the 2008 Annual Meeting for terms expiring at the 2009 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF RICHARD C. BREEDEN, CYNTHIA L. FELDMANN, ROBERT H. FIELDS, JACQUELINE B. KOSECOFF, KEVIN M. MCMULLEN, WALTER M ROSEBROUGH, JR., MOHSEN M. SOHI, JOHN P. WAREHAM, LOYAL W. WILSON AND MICHAEL B. WOOD.

NOMINEES FOR ELECTION AS DIRECTORS

As to all the nominees, the following provides their age, the year in which each became a STERIS director, their principal occupations and employment history, and their directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934.

Richard C. Breeden, age 59, director since April 2008, and Chairman and Chief Executive Officer of Breeden Capital Management LLC, the manager of a series of affiliated investment fund, since 2005. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC, a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. Mr. Breeden has also been assigned as Monitor of a KPMG LLP practice area on behalf of the U.S. Department of Justice, an assignment that began in 2005. Mr. Breeden served as Chairman of the U.S. Securities and Exchange Commission from 1989-1993. He currently serves as non-executive Chairman of the Board of H&R Block, Inc. and as a director of Zale Corporation.

Cynthia L. Feldmann, age 56, director since March 2005, and President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005. From September 2002 to November 2003 Ms. Feldman was involved in a variety of personal business matters. From 1994 to 2002, Ms. Feldman was employed by KPMG, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1986 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Hanger Orthopedic Group, Inc. and Hayes Lemmerz International, Inc.

Robert H. Fields, age 38, director since April 2008, and the Managing Director of Research & Trading of Breeden Capital Management LLC since January 2006. From June 2001 to December 2005 he was employed by MFP Investors, a closely held investment company, as a Securities Analyst.

Jacqueline B. Kosecoff, age 60, director since October 2003, and Chief Executive Officer of Prescriptions Solutions, a UnitedHealth Group’s Pharmacy Benefits Management and Consumer Health Products Company, since October 2007. Dr. Kosecoff served as Chief Executive Officer of Ovations Pharmacy Solutions, a UnitedHealth Group company, from December 2005 to October 2007. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation.

Kevin M. McMullen, age 48, director since July 2000, and Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals, since February 2001. Mr. McMullen was President of GenCorp Inc.’s Decorative & Building Products business unit from 1996 until GenCorp’s spin-off of OMNOVA in 1999. Mr. McMullen became President and Chief Operating Officer of OMNOVA in 2000, and Chairman, Chief Executive Officer and President of OMNOVA in 2001. Before joining GenCorp, Mr. McMullen was employed by General Electric Corporation in its Commercial & Industrial Lighting business from 1993 to 1996.

Walter M Rosebrough, Jr., age 55, director and President and Chief Executive Officer of STERIS Corporation since October 2007. Prior to his employment with STERIS, Mr. Rosebrough served from February 2005 to September 2007 as President and Chief Executive Officer of Coastal Hydraulics, Inc., a provider of hydraulic and pneumatic systems, equipment and services used in industrial, marine and mobile equipment applications, a company he purchased in 2005. From January 2003 until February 2005, Mr. Rosebrough was involved in a variety of personal business matters. From 2000 to 2003, he was President and Chief Executive Officer of

Vasocor, Inc., a healthcare start-up focused on the development of non-invasive medical devices to enable early detection of atherosclerosis. Prior to Vasocor, Mr. Rosebrough spent more than 20 years in the healthcare industry in various roles as a senior executive with Hillenbrand Industries, Inc., a leading worldwide provider of medical technologies, equipment and related services, including President and Chief Executive Officer of Hill-Rom and Executive Vice President and Special Advisor to the chief executive officer of Hillenbrand.

Mohsen M. Sohi, age 50, director since July 2005, and President and Chief Executive Officer of Freudenberg-NOK General Partnership, a joint venture between Freudenberg & Co. of Germany and NOK Corp. of Japan, since March 2003. Freudenberg-NOK is a supplier of sealing, noise and vibration control products to automotive and other industries. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi is a director of Hayes Lemmerz International Inc. and Harris Stratex Networks, Inc.

John P. Wareham, age 67, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Officer of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis, a position which he held since February 1999. Previously Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of Greatbatch, Inc., ResMed Inc. and Accuray Incorporated.

Loyal W. Wilson, age 61, director since 1987, and Managing Director of Primus Capital Partners, Inc., a private equity investment and management firm, since 1994 and a Managing Partner of Primus Venture Partners, L.P. since 1983. Primus companies are investors in established, high growth firms in the business services, healthcare and education industries.

Michael B. Wood, age 65, director since October 2004, and a consultant physician at the Mayo Clinic in Jacksonville, Florida from August 2004 to October 2008. Dr. Wood also previously served as a Professor of Orthopedics at the Mayo Clinic College of Medicine. Dr. Wood served from June 2004 to August 2004 as a staff orthopedic surgeon at Luther-Midelfort Clinic in Eau Claire, Wisconsin. Dr. Wood served as President Emeritus of the Mayo Foundation from February 2003 until February 2004, and President and CEO of the Mayo Foundation from 1999 to 2003. The Mayo Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood is a director of Cubist Pharmaceuticals, Inc.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been reappointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010 by the Audit and Financial Policy Committee of the Board. The Board recommends ratification of this appointment by the shareholders.

PROPOSAL 2: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR PROPOSALS 1 AND 2.

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VOTING ON OTHER MATTERS

We have no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matters.

BOARD OF DIRECTORS INFORMATION

BOARD MEETINGS AND COMMITTEES

Our Board of Directors met seven times during the fiscal year ended March 31, 2009. The Board has established three standing committees of the Board – the Audit and Financial Policy Committee, the Compensation and Corporate Governance Committee, and the Compliance Committee. Each committee has adopted a written charter that may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. From time to time, our Board has also established various special committees.

Audit and Financial Policy Committee

Ms. Feldmann, Dr. Sohi and Messrs. Fields and Wilson are the current members of the Audit and Financial Policy Committee (sometimes referred to as the “Audit Committee”). The Audit Committee provides oversight relating to the Company’s financial statements and financial reporting process, our systems of internal accounting and financial controls, the internal audit process, the annual independent audit process of annual financial statements, and investment and financial policies and related matters. SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Ms. Feldmann, Dr. Sohi and Messrs. Fields and Wilson each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards. The Board has further determined that Ms. Feldmann has the attributes described in Item 407(d)(5)(ii) of Regulation S-K as a result of the Board’s examination of her education, public accounting firm experience, other board and audit committee experiences and prior STERIS Audit Committee experience. Ms. Feldmann graduated from Boston College in 1975 with a BS degree in Accounting and became a Certified Public Accountant in 1979. She was employed by Coopers & Lybrand (now PricewaterhouseCoopers), was admitted to the partnership in 1986, and was subsequently named Partner-in-Charge of its Life Sciences practice. From 1994 to 2002, Ms. Feldman was employed by KPMG, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. During her employment with these public accounting firms, Ms. Feldmann was in charge of and actively supervised the audits of numerous public companies in many of the same industries in which STERIS participates. In addition, Ms. Feldmann serves on the audit committee of other U.S. public companies. Based on Ms. Feldmann’s education, experience in preparing, auditing and evaluating financial statements, and extensive audit and audit committee experience, the Board of Directors determined that Ms. Feldmann qualifies as an “audit committee financial expert” as defined by applicable regulation.

The Audit and Financial Policy Committee met ten times during the last fiscal year. A copy of the Audit and Financial Policy Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compensation and Corporate Governance Committee

Messrs. McMullen, Breeden, Lancaster and Wareham are the current members of the Compensation and Corporate Governance Committee (sometimes referred to as the “Compensation Committee”). The Compensation and Corporate Governance Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation Committee’s approval is required for equity grants to the named executive officers and other executive officers under the Company’s 2006 Long-Term Equity Incentive Plan and annual performance bonus payments under the Company’s Incentive Compensation Plan and Senior Executive Incentive Compensation Plan. In making these decisions, the Compensation Committee considers the recommendations of the President and Chief Executive Officer and the Committee’s compensation consultant. The Compensation Committee also is responsible for the Company’s compensation philosophy for the directors, reviews director compensation in relation to certain other companies, and discusses this review with and makes recommendations to the Board. The Compensation Committee is authorized to and has regularly retained compensation consultants and other advisors to assist with the discharge of its responsibilities. A more detailed description of this process is located under “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 16.

In addition, the Compensation Committee makes recommendations to the Board of Directors concerning the composition, structure and operation of the Board and Board nominee recommendations, in this respect performing nominating committee functions. Finally, it develops and recommends to the Board corporate governance principles for the Company and oversees the process for evaluation of the Board and senior management. All members of the Compensation Committee are independent, within the meaning of the NYSE listing standards, and have no interlocking relationships with the Company, within the meaning of SEC rules. The Compensation and Corporate Governance Committee met four times during the last fiscal year. A copy of the Compensation and Corporate Governance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compliance Committee

Mr. Richey and Drs. Kosecoff and Wood are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to legal and regulatory matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance Committee met two times during the last fiscal year. A copy of the Compliance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Meetings

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during the last fiscal year except for Dr. Sohi, who attended approximately 71% of the aggregate of all meetings of the Board of Directors and the committees on which he served while in office during the last fiscal year.

Summary Table of Meetings

The following table summarizes the membership of the Board and of each of its Committees during fiscal 2009, as well as the number of times the Board and each Committee met during fiscal 2009.

GOVERNANCE GENERALLY

Our business is managed by our employees under the oversight of the Board of Directors. Except for Mr. Rosebrough, none of the Board members was an employee of the Company during fiscal 2009. The Board limits membership of the Audit and Financial Policy Committee and Compensation and Corporate Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for Employees and the Director Code of Ethics, provide the framework for the governance of the Company. Our Governance Guidelines, Code of Business Conduct for Employees, Director Code of Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page under the Investor Relations section of the Company’s website at http://www.steris.com/about/ir/corpgovbridge.cfm. Any shareholder also may request these items in print, without charge, by contacting the Corporate Secretary at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060.

The Board of Directors has charged the Compensation and Corporate Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Compensation and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•

The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that the following directors are independent: Richard C. Breeden, Cynthia L. Feldmann, Robert H. Fields, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J. B. Richey, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

Related Person Transactions

Since the beginning of fiscal 2009, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty, or resulting in material personal gain.

Our Code of Business Conduct for Employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Compensation and Corporate Governance Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members.

GOVERNANCE GUIDELINES

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at http://www.steris.com/about/ir/corpgovbridge.cfm.

Director Retirement—Unless otherwise approved by the Board, a director is expected to retire from the Board at the first Shareholders’ Meeting following the director’s 72nd birthday.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the current directors were present at the 2008 Annual Meeting of Shareholders.

Executive Sessions—The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairperson has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted annual self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The Chairman (or Lead Director, if the Chairman is not independent) and the Compensation and Corporate Governance Committee coordinate these evaluations. The individual results are reviewed with the individual director and the Board self-evaluation is reviewed with the full Board. The purpose of these self-evaluations is to increase the effectiveness of the Board and each committee, as well as their individual members. Changes in Board compensation, if any, are to be evaluated and recommended by the Compensation and Corporate Governance Committee, but require the concurrence of the full Board.

New Director Orientation—All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. The orientation may also introduce new directors to our senior management, internal auditor, and independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Compensation and Corporate Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of management and the independent auditor. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit and Financial Policy Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

Ethics Phone line—Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Vice President and Chief Compliance Officer, Internal Audit or the STERIS Legal Department, or call the STERIS Ethics Line.

The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance related matter, or have observed something that seems to be a violation of the Company’s Policies, and they believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010, by the Audit and Financial Policy Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the 2009 Annual Meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2009.

The Audit and Financial Policy Committee has adopted policies and procedures which are intended to oversee the services provided by Ernst & Young LLP and monitor their continuing independence. Under these policies, the Audit Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit Committee may delegate authority to grant certain pre-approvals to a member of that Committee. Pre-approvals granted by a member of the Audit Committee are reported to the full Committee at its next regularly scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2009 and March 31, 2008 were:

	Years Ended March 31,
Type of Fees	2009	2008
	(in thousands)
Audit Fees	$2,164	$2,117
Audit-Related Fees	54	53
Tax Fees	103	88
All Other Fees	0	0
Total	$2,321	$2,258

All of the services provided by Ernst & Young LLP were pre-approved in accordance with the Audit and Financial Policy Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services; and “Tax Fees” include fees for tax compliance, tax advice and tax planning.

REPORT OF THE AUDIT AND FINANCIAL POLICY COMMITTEE

The Board of Directors of the Company has adopted a written Audit and Financial Policy Committee charter. The Audit and Financial Policy Committee has been established in accordance with the Securities Exchange Act of 1934. Based on the review and determination of the Board, members of the Audit and Financial Policy Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit and Financial Policy Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009. The Audit and Financial Policy Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Financial Policy Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit and Financial Policy Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit and Financial Policy Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit and Financial Policy Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Securities and Exchange Commission.

Audit and Financial Policy Committee of the Board of Directors

Cynthia L. Feldmann – Chairperson

Robert H. Fields

Mohsen M. Sohi

Loyal W. Wilson

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Corporate Governance Committee Overview

The Compensation and Corporate Governance Committee of our Board of Directors, which we refer to throughout this Compensation Discussion and Analysis as the Committee, was comprised of four members in fiscal 2009. Each member satisfied the independence standards of the rules of the New York Stock Exchange. The Committee is responsible for approving the compensation of the President and Chief Executive Officer (which we refer to as CEO) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants under our equity incentive compensation plan for eligible employees, as well as the maximum amount payable under our annual cash bonus plans, based upon performance criteria established by the Committee under those plans. The Committee regularly has retained compensation consultants and other advisors to assist with its responsibilities.

General Compensation Philosophy

Our management compensation programs are designed to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value, growth and profitability. Therefore, management compensation is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value.

The Committee believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

Process for Determining Senior Management Compensation

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, the Committee typically meets in March (the last month of the fiscal year) to begin the assessment of compensation for senior management. The Committee typically meets again in April and/or May (early in the new fiscal year) to evaluate performance of the Company and our named executive officers and, based on that evaluation, establish bonus amounts for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

The Committee’s compensation consultant, which has been Towers Perrin since 2003, assists with the annual compensation reviews, providing historical and prospective views regarding total compensation for our executive officers. The compensation consultant reports to the Committee and is charged with providing the Committee with competitive pay data and compensation trends, analysis and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the compensation consultant, as described below. The Committee generally targets the payment of base salaries, cash bonuses and equity compensation within a range of 25% around the midpoint of those components. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors included in the process of assessing and determining senior management compensation are individual and team performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

To help assess the compensation of our executive officers, the Committee and its compensation consultant review market data for the named executive officers. This review includes the compensation consultant’s analysis of proxy data from similar industrial companies (see listing below), information derived from multiple general compensation surveys, and other executive compensation data maintained by the consultant. This data includes peer companies with a focus on healthcare equipment and supplies and public companies primarily from the S & P 1500, adjusted by the consultant to reflect comparative company revenue. The Committee evaluates this data with the assistance of the consultant to develop a target and related range for base salary, incentive compensation (cash bonus), and long-term equity compensation for each executive position. Companies used by the consultant in the comparison compensation data include:

• Advanced Medical Optics • Apria Healthcare • Beckman Coulter • Biomet • CR Bard • Conmed	• Dentsply International • Edwards Lifesciences • Hill-Rom • Idexx Labs • Invacare • Lincare Holdings	• Millipore • Respironics • St. Jude Medical • Stryker • Sybron Dental • Varian Medical

Executive Compensation Summary for Fiscal Year 2009

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (bonus) and equity compensation) for all of the named executive officers is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2009, the Committee considered and applied a number of common criteria and measures to evaluate the named executive officers, including:

•	prior performance and compensation,

•	the complexity and scope of responsibilities of the officer’s position,

•	the officer’s overall experience as well as experience with STERIS,

•	market and survey data developed by the compensation consultant,

•	the recommendation of the CEO, and

•	Company financial performance measures.

Individual goals and objectives varied for each named executive officer based on their area of responsibility. As CEO, Mr. Rosebrough has the broadest complexity and scope of responsibilities, as he has oversight responsibility for all aspects of our operations. All of our named executive officers, as well as other senior managers, report directly to Mr. Rosebrough. In fiscal 2009, Mr. Rosebrough’s individual goals and objectives related to Customer relations, product quality, new product introduction, employee retention, organizational development, cost management and safety performance. Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, investor relations, cost management, and organizational restructuring. Dr. Burke’s individual goals and objectives related to new product innovation, product design and engineering initiatives, fundamental research strategy, assistance with certain regulatory compliance matters, and cost management. Mr. Chapman’s individual goals and objectives related to segment financial performance, segment organizational leadership, safety performance, cost management, supply chain performance, information technology initiatives and business strategy initiatives. Mr. McGinley’s individual goals and objectives related to legal and ethical compliance initiatives, management of claims and litigation, intellectual property management, transactional process improvements, human resource initiatives, and cost management. As a result of these various factors, individual performance against these factors, the individual’s roles and responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the named executive officers. In fiscal 2009, the Committee considered our financial performance to be strong. Compared with fiscal 2008, our fiscal 2009 earnings before interest and taxes increased 42% and free cash flow increased 59%. As discussed in more detail below, we exceeded our fiscal 2009 target performance goals for both incentive compensation financial metrics—earnings before interest and taxes and free cash flow. As a result, payments under our annual incentive compensation (cash bonus) plan are above the targets set for fiscal 2009, reflecting our strong financial performance during the fiscal year. Although our stock price fluctuated during the broader macroeconomic downturn and financial crisis, the Committee believes that our underlying executive compensation program is based on factors that reflect the fundamental financial strength of the Company and is appropriate in rewarding and motivating behaviors that can create long-term shareholder value. The Committee also believes that the design of our executive compensation program continues to provide appropriate incentives and alignment with shareholders, and therefore has not made any significant changes to the components of the program for fiscal 2010. For fiscal 2009, the Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, and approved the compensation described below for each of the named executive officers.

Principal Components of Compensation for Named Executive Officers

For the named executive officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

•	base salary;

•	annual incentive compensation (cash bonus);

•	long-term equity incentive compensation (generally—stock options, restricted shares, restricted stock units, and/or other equity incentives); and

•	benefits and perquisites.

Base Salary:

Base salary for the CEO and other named executive officers is considered a basic component of executive compensation which is necessary to recruit and retain senior managers. In addition, base salary is intended to support compensation practices that are competitive among medical device, hospital supply, pharmaceutical, and other industrial, manufacturing and service companies which we draw from and compete with for executive talent.

Although the payment of base salary is not directly tied to achievement of certain pre-established financial goals, the Committee considers a number of factors in determining base salary, including previous performance, the consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, pharmaceutical, and other industrial companies, the complexity and responsibility of the executive’s position, the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. The Committee believes that the target salary for our executive positions should generally be within 25% of the mid-point for similar positions based on the survey data provided by the compensation consultant. While the mid-point may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should not generally exceed the 75th percentile for similar positions of industrial companies based on survey data. Based on these considerations, information from the compensation consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee determines the appropriate salary level for the named executive officers. The Board of Directors also reviews the salary actions of the Committee.

With respect to our CEO, Mr. Rosebrough’s annual base salary rate of $750,000 was established as part of his employment agreement approved by our Board, which became effective October 1, 2007. Mr. Rosebrough’s employment agreement and the determination of the compensation described in that agreement is further discussed in the section below regarding his Sign-On Compensation and in other parts of this Proxy Statement. At his request, Mr. Rosebrough’s base salary rate for fiscal year 2009 was unchanged from fiscal year 2008. Although the Committee’s assessment of the Company’s performance, Mr. Rosebrough’s performance, and the compensation consultant’s survey data all indicated that an increase in base salary would have been appropriate, Mr. Rosebrough encouraged the Committee to make no change to his base salary, and the Committee accepted his request. The survey data from the compensation consultant indicated that Mr. Rosebrough’s base salary for fiscal 2009 was slightly below the mid-point.

With respect to the other named executive officers, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Summary, as well as the survey data from the compensation consultant, to determine base salaries for each officer. For fiscal 2009, base salaries for these officers were below the mid-point but above the 25% percentile for their respective positions, other than for Dr. Burke. Dr. Burke’s base salary was above the midpoint but below the 75th percentile of the survey data for his position. In determining Dr. Burke’s base salary, the Committee took into consideration his education (Ph.D. in microbiology), the unique technical aspects and requirements of his responsibilities as Chief Technology Officer specializing in sterilization sciences, and his significant role in product development and new product innovation. Mr. Rosebrough’s base salary is greater than the other named executive officers, reflecting market conditions and the greater complexity and broader responsibilities of his position as CEO.

Annual Incentive Compensation (bonus):

Annual incentive compensation (or bonus) is considered necessary to attract and retain key employees. For the named executive officers, this incentive compensation is cash-based and is determined by the Committee based on our annual financial performance, the officer’s business segment performance (or a combination thereof), as applicable, and the officer’s individual performance against goals and objectives. Our annual incentive compensation is intended to reward past performance when financial objectives are achieved and motivate and help retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance shareholder value. This element of compensation is designed to provide competitive awards when financial performance and personal objectives are achieved or exceeded, or a reduced award or no award when these objectives are not achieved.

Annual incentive compensation is generally based on a weighted formula of selected financial targets. An individual’s annual incentive compensation target under our Incentive Compensation Plan or Senior Executive Incentive Compensation Plan (which we refer to collectively in this Compensation Discussion and Analysis as the Plans), is expressed as a percentage of base salary. The incentive compensation opportunity increases with the level of responsibility. For fiscal 2009, the target bonus for our CEO was 100% of base salary earned during the fiscal year. The bonus was based on performance against full year fiscal 2009 financial objectives, and could range from 0% to 200% of annual base salary based on actual performance against the established financial objectives, with the Committee having discretion to reduce Mr. Rosebrough’s bonus based upon performance against individual objectives. For other senior managers, target bonus percentages range from 30% to 60% of annual base salary and annual incentive payments could range from 0% to 200% of target, based on actual performance against the established financial objectives and individual performance against personal objectives. This method of calculation is reviewed annually by the Committee with the compensation consultant and compared to the compensation consultant’s survey data. The compensation consultant’s survey data indicates that these incentive compensation ranges and target opportunities for each of the named executive officers are comparable to competitive and general industry compensation practices.

Financial targets for the incentive compensation plan are established annually based on our operating plan financial metrics for the fiscal year as reviewed with the Committee and approved by the Board. Each year, the Committee and the Board evaluate our annual operating plan and consider financial metrics important to shareholder value and designed to support the overall strength and success of our business. After consideration of the compensation consultant data, the recommendation of management, and approval of the Company’s operating plan, certain Company financial performance metrics are identified and approved by the Committee to establish criteria to calculate bonus compensation targets under the Plans. For fiscal year 2009, the Committee determined the applicable overall financial metrics to be total free cash flow (which we define as cash flow from operating activities, less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant equipment and intangibles) and earnings before interest and taxes (EBIT), excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related costs, and special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses. Similar criteria were also approved and applied in fiscal years 2007 and 2008, again with certain adjustments, along with revenue growth as a financial metric. The Committee eliminated revenue growth as a financial metric for calculation of incentive compensation in fiscal year 2009 to provide greater emphasis on profitability and free cash flow, which the Committee and management considered more important than revenue growth in fiscal 2009 to the Company’s operational strength and shareholder value.

The Committee assigned the following weighting to the Plan financial metrics, reflecting the Committee’s emphasis on the respective components of financial performance for fiscal year 2009:

•	free cash flow – 25%; and

•	earnings before interest and taxes (EBIT) – 75%.

For fiscal year 2009, the metrics and financial targets for calculating the potential payout under the Plans were approved by the Committee and reviewed by the Board in April 2008. Target performance for EBIT and free cash flow for 100% payout under the Plans were $165.5 million, and $110 million, respectively. The Plans required a minimum EBIT of $145 million before any payment would be made under the Plans and a minimum of $90 million before any payment would be made pursuant to the 25% free cash flow metric. Actual financial performance against the Plan criteria for fiscal 2009, adjusted for the special items discussed above, was EBIT of $178.6 million and free cash flow of $130.0 million. This performance resulted in an aggregate performance achievement of 169% against targeted Plan criteria. The Committee reviewed the Plan terms and criteria and approved the bonus calculations using the 169% achievement level. After also considering individual performance against the objectives for each named executive officer described above in the Executive Compensation Summary section of this Compensation Discussion and Analysis, the following incentive compensation determinations for fiscal 2009 were approved:

•

CEO – payment of $1,265,250, based on performance against the Senior Executive Incentive Compensation Plan criteria and personal goals and objectives for fiscal 2009 (the Committee did not exercise its discretion to reduce Mr. Rosebrough’s fiscal 2009 bonus payment);

•	Four other named executive officers – an aggregate payment of $1,290,790, based on performance against the Incentive Compensation Plan criteria and individual goals and objectives; and

•	614 other eligible employees – an aggregate payment not to exceed $19,020,528 to those 614 employees, based on performance against the Incentive Compensation Plan criteria.

Therefore, the maximum total incentive compensation payments approved by the Committee for distribution to eligible employees under the Plans for fiscal year 2009 was of $21,576,568, including the payments to the named executive officers.

Long-Term Equity Incentive Compensation

Equity incentives are considered necessary to attract and retain key employees critical to our continuing, long-term success, as well as providing key employees a significant identity and alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a critical and direct link between management and shareholders. All value earned through stock options is dependent upon an increase in the value of our stock price. All of our equity compensation plans have included a provision that stock options may not be granted at less than 100% of fair market value on the grant date and that options may not be re-priced.

Prior to fiscal year 2007, equity incentive awards were generally limited to stock options. Stock appreciation rights, restricted stock units and performance units were not granted and restricted shares were awarded only in very limited circumstances. In fiscal year 2007, the Board sought approval to expand the types and forms of equity compensation and proposed the STERIS Corporation 2006 Long-Term Equity Incentive Plan, or the 2006 Plan, for the approval of shareholders. The 2006 Plan was approved by shareholders in July 2006.

Long-term equity incentive awards are now made pursuant to the 2006 Plan. The 2006 Plan is administered by the Committee and provides for a variety of equity-based incentive compensation such as stock options, stock appreciation rights, restricted stock units, restricted stock and performance units. The Committee believes the 2006 Plan provides flexibility to better design long-term equity compensation consistent with our long-term success and alignment with the interest of shareholders. As to the amount and type of equity incentives, the Committee generally considers the consultant’s data regarding competitive trends and practices, the officer’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of named executive officers, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (stock options, restricted shares and restricted share units) granted to each named executive officer.

The approval of long-term equity incentive compensation is typically made early in the fiscal year (April or May). The compensation consultant provides survey data for equity incentives, reflecting the consultant’s recommended minimum, mid-point and maximum range for stock options and restricted shares applicable to each named executive officer. For fiscal year 2009, the consultant’s range was approximately 10% above and below the survey mid-point for both components of equity compensation. In fiscal 2008, the Committee established a guideline for pricing and valuation of annual long-term equity incentive compensation awards, which would generally be based on the closing price of STERIS common stock on the NYSE Composite Transaction Reporting System on a designated trading day after we announce our prior year fourth quarter and full fiscal year earnings.

With respect to our CEO, Mr. Rosebrough was granted restricted stock units for 12,000 Common Shares and the option to purchase 35,000 Common Shares pursuant to his employment agreement approved by the Board and effective on October 1, 2007. This initial grant of restricted stock units and stock options reflected our Board’s and Mr. Rosebrough’s consideration of an appropriate equity component of annual CEO compensation, adjusted to correspond to the remaining six months of fiscal 2008 (October 1, 2007 to March 31, 2008). This initial grant also took into account the analysis of Watson Wyatt and equity grants made to our former CEO. (Mr. Rosebrough’s employment agreement is further discussed in the section below regarding his Sign-On Compensation.) For this initial grant, the value assigned to the restricted stock units and the exercise price of the stock options was the closing price of STERIS common stock on the NYSE on October 15, 2007, the tenth trading day following Mr. Rosebrough’s first day of employment, October 1, 2007. Long-term equity compensation grants for fiscal 2009 were approved by the Committee in April 2008. Mr. Rosebrough’s fiscal 2009 equity grants were approximately 25% below the mid-point of the survey range provided by compensation consultant, as a result of Mr. Rosebrough’s request that his grants be reduced from targets indicated by the consultant due to his relatively short time as CEO at that point (in April 2008, Mr. Rosebrough had been CEO for six months). The Committee honored Mr. Rosebrough’s request and reduced his fiscal 2009 equity grant below the recommended targets.

For fiscal 2009 equity grants to the other named executive officers, the Committee considered survey data of the compensation consultant, common criteria and performance measures applicable to all of the officers, and individual goals and objectives applicable specifically to each officer, each as described above in the Executive Compensation Summary. The CEO also provided recommendations to the Committee regarding equity compensation for the other senior managers. The Committee assessed each of the named executive officers based on these considerations to determine the equity grants for each officer in fiscal 2009. Compared to the survey data, the fiscal 2009 stock option and restricted share grants to Dr. Burke, Mr. Chapman and Mr. McGinley were within 10% of the mid-point of the survey data for these components of equity compensation for their respective positions. Mr. Tokich received no annual equity compensation grants in April 2008, because he had recently (March, 2008) been promoted to Senior Vice President and Chief Financial Officer and received stock option and restricted share grants as part of that promotion. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Rosebrough’s long-term equity compensation is greater than the other named executive officers. The Committee approved these fiscal 2009 long-term equity incentive compensation grants to the named executive officers, finding them to be reasonable and consistent with the survey data, the market for executive talent, and the Committee’s philosophy of aligning management compensation with the interests of shareholders and the performance of business objectives.

Benefit and Perquisite Programs

Our named executive officers are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which are available to nonunion employees in the United States. Named executive officers may also participate in other benefit programs including an employee relocation program, a nonqualified deferred compensation program and management continuity (change in control) agreements.

The perquisites approved by the Committee for a limited number of senior managers, including our named executive officers, include tax preparation/financial planning allowance and car allowance. The Committee has also approved club dues and limited personal use of corporate aircraft by the CEO, which would be included in compensation pursuant to IRS regulations. During fiscal year 2008 and 2009, Mr. Rosebrough had no personal use of corporate aircraft.

Mr. Rosebrough’s Recruitment and Sign-on Compensation

In fiscal 2007, we announced that Les Vinney, our CEO at that time, was planning to retire. As a result, our Board began the process of identifying candidates to succeed Mr. Vinney. As part of that process, our Board established a CEO Search Committee and authorized the Search Committee to engage necessary advisors. The Search Committee retained Watson Wyatt as a consultant to evaluate CEO compensation arrangements and develop a competitive CEO compensation package. Watson Wyatt was selected based upon their expertise in this area, prior successful experience of several Directors with Watson Wyatt, the need for confidentiality of this process, and the view of our Board and Search Committee that analysis from a consultant that was not regularly advising the Company might add a useful perspective. Watson Wyatt’s engagement included analysis of publicly available data for base pay, cash incentives, stock options and other equity, other long-term incentives, valuation of potential lost benefits by CEO candidates, and other compensation components, for the purpose of developing a competitive total compensation package to assist with the recruitment of our new CEO. Watson Wyatt’s engagement was limited solely to this assignment, and their services were not engaged for executive compensation purposes in fiscal 2009.

Mr. Rosebrough was hired as our President and Chief Executive Officer, pursuant to an agreement effective October 1, 2007. The compensation terms of that agreement were recommended by the Search Committee and approved by our Board, which considered the compensation program reasonable and appropriate for our new CEO and substantially reflected the data provided by Watson Wyatt for a competitive compensation package, including base salary rate, bonus compensation level, and equity compensation amounts. Factors considered by the Search Committee and Board in determining Mr. Rosebrough’s initial compensation included industry and other company survey data, the salary of Mr. Rosebrough’s predecessor, Mr. Rosebrough’s industry and executive experience, the necessary incentives to have Mr. Rosebrough join the Company, relocate, and forego other opportunities, and the appropriate mix of recruitment, annual and long-term incentives. As sign-on compensation under that agreement, Mr. Rosebrough received a one-time cash payment of $200,000 and was granted restricted stock units for 33,000 Common Shares and an option to purchase 100,000 Common Shares. Our Search Committee and Board considered this sign-on compensation to be necessary and reasonable for the recruitment of Mr. Rosebrough for the critical position as the Company’s CEO, and reflected the analysis of Watson Wyatt. The value assigned to the equity compensation portion of this sign-on compensation was based on the closing price of STERIS common stock on the NYSE on October 15, 2007.

Mr. Tokich’s CFO Transition Compensation

Our previous Chief Financial Officer left the Company in December 2006. As an incentive to assume some of those critical responsibilities and serve as our interim Chief Financial Officer and Principle Accounting Officer until a full time CFO was selected, we offered additional compensation to Mr. Tokich, then our Vice President and Corporate Controller. This compensation ($20,000 cash, 2,000 stock options, and 700 restricted shares) was designed to motivate and encourage Mr. Tokich’s support for a successful transition to a new CFO and reflect his additional responsibilities during this transition. Mr. Tokich was named Senior Vice President and Chief Financial Officer on March 14, 2008 and, shortly thereafter, the cash portion was paid and the restricted shares vested.

Stock Ownership Guidelines

In July 2006, the Committee approved stock ownership guidelines to help further align the interests of senior management with those of the shareholders. Senior managers (including the named executive officers) are encouraged to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior management to enhance shareholder value. The following table outlines the number of Common Shares expected to be owned at various positions within STERIS:

Position:	Share Level:
CEO	120,000
Senior Vice Presidents	15,000
Vice Presidents	7,500

The following share types are included under these guidelines:

•	Shares purchased outright;

•	Shares acquired from exercised stock options (vested or unvested unexercised stock options do not count toward share ownership);

•	Restricted shares that have vested; and/or

•	Shares purchased through the STERIS 401(k) plan.

From July 2006 (or from the time a senior manager has achieved a position subject to these guidelines), each senior manager has a five-year period to attain the applicable share ownership level. A steady increase in share ownership over the five-year period is encouraged. If the share ownership guideline is not achieved within that period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular officer. At this point, none of the named executive officers are outside of these guidelines.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to any person who on the last day of the fiscal year is the Company’s chief executive officer or among the three highest compensated named executive officers (other than the chief executive officer and chief financial officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Incentive compensation payable under the Senior Executive Incentive Compensation Plan is intended to be performance based for these purposes. The Committee believes that it is generally in our interest to structure compensation to come within the deductibility limits set in Section 162(m) of the Internal Revenue Code. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of STERIS but which may not qualify for tax deductibility under Section 162(m).

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. There are a limited number of agreements regarding compensation with senior management, including the employment agreement with Mr. Rosebrough and a retention agreement with Dr. Burke. These and other agreements are further discussed in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control” beginning on page 32 and continuing through page 43 below. The Committee believes that agreements regarding senior management compensation are generally limited to special circumstances. Mr. Rosebrough’s agreement relates to his recruitment to STERIS and his duties and breadth of responsibilities as President and Chief Executive Officer and a Director of the Company. Dr. Burke’s agreement was entered into because of the need for special knowledge and skills in the areas of microbiology, sterilization science, and related medical device regulation.

Other agreements with the named executive officers provide for possible payments due to an executive’s separation arising from a change of control event. The Committee believes these agreements will help protect shareholder value by preserving the continuity of management and encouraging management’s continued attention and dedication in the event of potentially disruptive circumstances involving a change of control (e.g., the sale of STERIS). These agreements do not pay any amount unless the employee is terminated or leaves our employment due to specific circumstances within a defined period of time after a “change of control” event. Further discussion regarding these agreements can be found in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control” beginning on page 32.

REPORT OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

The Compensation and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the STERIS Annual Report on Form 10-K for the year ended March 31, 2009.

Compensation and Corporate Governance Committee of the Board of Directors.

Kevin M. McMullen – Chairman

Raymond A. Lancaster

Richard C. Breeden

John P. Wareham

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Compensation and Corporate Governance Committee during fiscal 2009 was ever an officer or employee of the Company or of any of its subsidiaries or had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

TABULAR AND OTHER EXECUTIVE COMPENSATION DISCLOSURE

The persons named in the below table are sometimes referred to in this Proxy Statement as the “named executive officers” or “NEOs”.

FISCAL 2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Walter M Rosebrough, Jr.*	2009	745,593		638,988	508,744	1,265,250	53,565	3,212,140
President and Chief Executive	2008	392,591	200,000	194,422	147,822	277,125	69,242	1,281,202
Officer
Michael J. Tokich Senior Vice President and Chief Financial Officer	2009	276,937	-	64,255	77,474	278,355	19,304	716,325
	2008	219,961	20,000	40,754	76,276	85,355	16,224	458,570
	2007	204,501	-	5,807	93,374	60,000	16,114	379,796
Timothy L. Chapman Senior Vice President and Group President, Healthcare	2009	307,165	-	101,415	110,912	366,655	30,375	916,522
	2008	278,970	-	54,822	65,329	150,313	18,758	568,192
	2007	265,801	-	16,591	38,780	105,000	19,445	445,617
Peter A. Burke Senior Vice President and Chief Technology Officer	2009	318,654	-	66,874	156,596	322,892	27,075	892,091
	2008	316,845	-	23,951	247,908	141,445	19,630	749,779
	2007	308,449	-	92,680	316,839	107,500	19,914	845,382
Mark D. McGinley Senior Vice President, General Counsel, and Secretary	2009	288,224	-	92,902	107,561	322,888	20,344	831,919
	2008	275,831	-	54,822	133,304	107,652	18,868	590,477
	2007	260,700	-	16,591	161,980	100,000	19,250	558,521

*	Mr. Rosebrough became a STERIS employee on October 1, 2007.

(1)	Regular base salary earnings for fiscal 2007, 2008 and 2009

(2)	The amount shown for Mr. Rosebrough was his cash sign-on bonus. The amount shown for Mr. Tokich was the transitional compensation payment based on his new role as principal accounting officer and his contribution towards the successful transition to a new Chief Financial Officer. Mr. Tokich was named Senior Vice President and Chief Financial Officer on March 14, 2008. Amounts paid under the Company’s Senior Executive Incentive Compensation Plan (applicable in fiscal 2008 and 2009 to Mr. Rosebrough) or Incentive Compensation Plan (applicable in fiscal 2007, 2008 and 2009 to all NEOs other than Mr. Rosebrough) are reported under the “Non-Equity Incentive Plan Compensation” column.

(3)

The dollar amounts represent the compensation cost recognized by the Company during fiscal 2007, 2008 and 2009 related to awards of restricted stock and, with respect to Mr. Rosebrough, restricted stock units in fiscal 2008. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2007, March 31, 2008 and March 31, 2009. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). For NEOs that have been with the Company five consecutive years and have reached the age of 55, the compensation cost is fully recognized. From the date of award of all shares of restricted stock described, the recipient can vote the restricted shares and will receive cash dividends or dividend equivalents at the same times and amounts per share as all other holders of common stock.

(4)	The dollar amounts represent the compensation cost recognized by the Company during fiscal 2007, 2008 and 2009 related to option awards. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2007, March 31, 2008 and March 31, 2009). Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). For a discussion of specific stock option awards granted in fiscal 2009, see Tabular Executive Compensation Disclosure – “Grants of Plan-Based Awards in Fiscal 2009” below and the narrative discussion that follows.

(5)	The dollar amounts represent incentive compensation paid for fiscal year 2007, 2008 and 2009 under the Company’s Senior Executive Incentive Compensation Plan for Mr. Rosebrough and under the Company’s Incentive Compensation Plan for the other NEOs, as discussed in the Compensation Discussion and Analysis – “Principal Components of Compensation – Annual Incentive Compensation” section.

(6)	All of the NEO’s receive the following: auto allowance, tax preparation/financial planning allowance, other personal expense, and Company matching contribution to 401(k) plan. In addition, in the case of Mr. Rosebrough, this also includes club dues, and, for fiscal 2008, relocation expenses of $36,501 plus a tax grossup of $13,494.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Walter M Rosebrough, Jr.	5/21/2008	(1)	4/23/2008				24,000			204,301
	5/21/2008	(1)	4/23/2008					98,200	30.84	176,200
				0	750,000	1,500,000
Michael J. Tokich
				0	165,000	330,000
Timothy L. Chapman	5/21/2008	(1)	4/23/2008				3,850			32,773
	5/21/2008	(1)	4/23/2008					11,550	30.84	20,720
				0	183,745	367,489
Peter A. Burke	5/21/2008	(1)	4/23/2008				3,500			29,794
	5/21/2008	(1)	4/23/2008					10,500	30.84	90,167
				0	191,400	382,800
Mark D. McGinley	5/21/2008	(1)	4/23/2008				2,850			24,261
	5/21/2008	(1)	4/23/2008					8,300	30.84	17,786
				0	172,383	344,766

(1)	Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the Company’s 2006 Long-Term Equity Incentive Plan.

NARRATIVE SUPPLEMENT TO THE FISCAL 2009 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009 TABLE

Vesting Schedule

Stock option awards generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards generally become vested and nonforfeitable if the recipient remains in continuous employment through the third anniversary of the grant date. These various awards may become vested and immediately exercisable upon the recipient’s death (or in limited cases, disability) or upon a “change in control.”

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock and unvested restricted stock units (and the underlying shares) are generally forfeited at termination of employment (unless employment terminates on account of death). There are exceptions to the general forfeiture rules for award recipients who have at least five consecutive years of service and have reached age 55. See “Equity Incentive Compensation Plans.” Accelerated vesting also may apply to all of these types of awards upon a change in control. See “Equity Incentive Compensation Plans.”

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Common Shares.

Option Exercise Price

Options granted under our various stock option plans have an exercise price equal to the NYSE Composite Transaction Reporting System closing price of our Common Shares on the date the grant is approved or such later date as may be specified in the approval.

Agreements with Named Executive Officers

We entered into an employment agreement with Mr. Rosebrough on September 7, 2007. Under the terms of this agreement, Mr. Rosebrough is entitled to an initial annual base salary at a rate of $750,000, subject to annual or other periodic review. The employment agreement also provides the terms upon which Mr. Rosebrough will participate in the Company’s Senior Executive Incentive Compensation Plan, benefit plans and stock option and other equity incentive compensation programs. For more information regarding Mr. Rosebrough’s employment agreement see “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control”.

We entered into an executive retention agreement with Dr. Burke effective as of May 29, 2007. This agreement, which expired on June 1, 2009, provided that, for the term of the agreement, Dr. Burke would receive a base salary of not less than his fiscal year 2007 salary of $25,833 per month and would be eligible to participate in the Company’s Incentive Compensation Plan, benefit plans and stock option programs. For more information regarding Dr. Burke’s retention agreement, see “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2009

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Walter M Rosebrough, Jr.	10/15/2007	25,000	75,000	28.32	10/1/2017
	10/15/2007	8,750	26,250	28.32	10/1/2017
	5/21/2008	0	98,200	30.84	5/21/2018
						10/15/2007	22,000	512,160
						10/15/2007	12,000	279,360
						5/21/2008	24,000	558,720
Michael J. Tokich	12/18/2000	4,000	0	14.25	1/18/2011
	4/2/2001	5,000	0	13.45	5/2/2011
	4/23/2002	15,000	0	19.60	5/23/2012
	4/23/2003	13,100	0	22.58	5/23/2013
	4/22/2004	11,000	0	27.44	5/22/2014
	5/16/2005	5,625	1,875	24.45	6/16/2015
	9/12/2006	2,100	2,100	24.72	9/12/2016
	7/27/2007	1,131	3,394	27.68	7/27/2017
	11/1/2007	500	1,500	27.45	11/1/2017
	3/14/2008	3,400	10,200	26.41	3/14/2018
						9/7/2006	1,400	32,592
						7/27/2007	1,500	34,920
						3/14/2008	4,600	107,088
Timothy L. Chapman	1/3/2006	7,500	2,500	25.50	2/3/2016
	9/12/2006	4,000	4,000	24.72	9/12/2016
	7/27/2007	2,275	6,825	27.68	7/27/2017
	2/5/2008	2,500	7,500	24.14	2/5/2018
	5/21/2008	0	11,550	30.84	5/21/2018
						9/7/2006	4,000	93,120
						7/27/2007	4,000	93,120
						5/21/2008	3,850	89,628
Peter A. Burke	4/23/2002	20,000	0	19.60	5/23/2012
	4/23/2003	27,000	0	22.58	5/23/2013
	4/22/2004	24,000	0	27.44	5/22/2014
	5/16/2005	18,000	6,000	24.45	6/16/2015
	9/12/2006	5,624	5,626	24.72	9/12/2016
	7/27/2007	2,850	8,550	27.68	7/27/2017
	5/21/2008	0	10,500	30.84	5/21/2018
						9/7/2006	4,000	93,120
						7/27/2007	4,000	93,120
						5/21/2008	3,500	81,480
Mark D, McGinley	3/25/2002	25,000	0	20.30	4/25/2012
	4/23/2003	22,500	0	22.58	5/22/2013
	4/22/2004	16,000	0	27.44	5/22/2014
	5/16/2005	13,500	4,500	24.45	6/16/2015
	9/12/2006	4,000	4,000	24.72	9/12/2016
	7/27/2007	2,187	6,563	27.68	7/27/2017
	5/21/2008	0	8,300	30.84	5/21/2018
						9/7/2006	4,000	93,120
						7/27/2007	4,000	93,120
						5/21/2008	2,850	66,348

(1)	Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of STERIS’s common shares on March 31, 2009.

The vesting schedule for each grant in the above table is shown below, based on the option or stock award grant date, as applicable.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
12/18/2000 4/2/2001 3/25/2002 4/23/2002 4/23/2003 4/22/2004 5/16/2005 1/3/2006 9/12/2006 7/27/2007 10/15/2007 11/1/2007 2/5/2008 3/14/2008 5/21/2008

25% exercisable on 12/18/2001, 12/18/2002, 12/18/2003 and 12/18/2004

25% exercisable on 4/2/2002, 4/2/2003, 4/2/2004 and 4/2/2005

25% exercisable on 3/25/2003, 3/25/2004, 3/25/2005 and 3/25/2006 (McGinley)

25% exercisable on 4/23/2003, 4/23/2004, 4/23/2005 and 4/23/2006

25% exercisable on 4/23/2004, 4/23/2005, 4/23/2006 and 4/23/2007

25% exercisable on 4/22/2005, 4/22/2006, 4/22/2007 and 4/22/2008

25% exercisable on 5/16/2006, 5/16/2007, 5/16/2008 and 5/16/2009

25% exercisable on 1/3/2007, 1/3/2008, 1/3/2009 and 1/3/2010 (Chapman)

25% exercisable on 9/12/2007, 9/12/2008, 9/12/2009 and 9/12/2010

25% exercisable on 7/27/2008, 7/27/2009, 7/27/2010 and 7/27/2011

25% exercisable on 10/1/2008, 10/1/2009, 10/1/2010 and 10/1/2011 (Rosebrough)

25% exercisable on 11/1/2008, 11/1/2009, 11/1/2010 and 11/1/2011 (Tokich)

25% exercisable on 2/5/2009, 2/5/2010, 2/5/2011 and 2/5/2012 (Chapman)

25% exercisable on 3/14/2009, 3/14/2010, 3/14/2011 and 3/14/2012 (Tokich)

25% exercisable on 5/21/2009, 5/21/2010, 5/21/2011 and 5/21/2012

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule*
9/7/2006 7/27/2007 10/15/2007 10/15/2007 3/14/2008 5/21/2008

100% on 9/7/2009 (All NEOs except Rosebrough)

100% on 7/27/2010 (All NEOs except Rosebrough)

50% on 10/1/2009 and 10/1/2010 (22,000 RSUs) (Rosebrough)

100% on 10/1/2010 (12,000 RSUs) (Rosebrough)

100% on 3/14/2011 (Tokich)

100% on 5/21/2011 (All NEOs except Tokich)

*	All awards are restricted stock unless specified as restricted stock units (RSUs)

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Walter M Rosebrough, Jr.	-	-	11,000	397,210
Michael J. Tokich	-	-	700	18,305
Timothy L. Chapman	-	-	-	-
Peter A. Burke	200	2,652
	4,800	71,136
	5,000	85,200
	5,000	89,350
	5,000	88,900	-	-
Mark D. McGinley	-	-	-	-

(1)	Value realized based on the gain, equal to the difference between the closing price of the Common Shares on the option exercise date and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the Common shares on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009

Name	Executive Contributions in Fiscal 2009 ($)	Company Contributions in Fiscal 2009 ($)	Aggregate Earnings in Fiscal 2009 ($)	Aggregate Withdrawals/ Distributions in Fiscal 2009 ($)	Aggregate Balance at 3/31/09 ($)
Walter M Rosebrough, Jr.	-	-	-	-	-
Michael J. Tokich	23,600	-	(18,646)	-	37,303
Timothy L. Chapman	-	-	-	-	-
Peter A. Burke	4,243	-	(4,665)	-	9,881
Mark D. McGinley	-	-	-	-	-

DEFERRED COMPENSATION PLAN

The Company has established and maintains a nonqualified deferred compensation plan, or the Deferred Compensation Plan, pursuant to which each eligible employee may elect to defer receipt of up to 25% of base salary and up to 100% of incentive compensation (bonus) and/or commissions. To be eligible to participate, an employee must be in a salary grade and earn a salary above specified levels and must meet certain residence and other tests. All of the named executive officers are eligible to participate in this plan.

Amounts deferred by each participant are credited to an account established in the name of the participant. Deferrals may be allocated among various available hypothetical investment options, as selected by the participant. There are currently twelve (12) available hypothetical investment options, all of which options also are available as investment vehicles under the Company’s qualified 401(k) plan. No Company “match” is made on amounts deferred.

Under the Deferred Compensation Plan, a participant is entitled to receive distribution of the participant’s account balance (amounts deferred, together with earnings (losses)) after the earliest to occur of the following: death, disability, retirement (termination of employment at or after age 65), other termination of employment, change of control (if the participant elected to have a distribution upon a change of control) or a specified date selected by the participant (which date must be at least two years after the making of the election) as an “in service” distribution date. At the time of his or her deferral election, a participant may designate how the participant will receive distribution if the distribution is triggered by retirement, disability or a change of control. Distribution options are a single lump sum or annual installments over a period of years (not to exceed ten). If a distribution election is not made or a distribution is made for another reason, the distribution will be in a lump sum. Also, if a participant’s account balance is less than $50,000 at the time of a triggering event, the distribution will be made in a lump sum. Distributions to persons who are “specified employees” under Section 409A of the Internal Revenue Code may be delayed. A “change of control” for distribution purposes is a change of control of the Company within the meaning of Section 409A of the Internal Revenue Code.

The Deferred Compensation Plan is not funded, within the meaning of the Employee Retirement Income Security Act of 1974, and participants have only an unsecured contractual commitment by the Company to pay amounts owed under the Deferred Compensation Plan. Amounts owed may be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We maintain various contracts, agreements, plans and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in a named executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the named executive officers are covered by a Company maintained defined benefit pension plan or other tax-qualified plan, other than our 401(k) plan. The only agreements to which any of the named executive officers are party or in which any of the named executive officers participate, other than the Deferred Compensation Plan, that are not available generally to all our salaried employees are described below.

Change of Control Agreements

We are a party to change of control agreements with all of the NEOs.

The agreements generally provide that if, at any time within two years after the occurrence of a change of control (as defined), the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or the officer’s bonus opportunity, participation or amount is reduced or relocation is made a condition of the officer’s employment, we will pay to the officer a lump sum severance benefit equal to three years’ compensation (base salary and average annual incentive compensation (as defined)) or two years’ compensation in the case of Mr. Tokich. Any termination of employment of an officer occurring within one year prior to a change of control and in contemplation of the change of control is deemed to be a termination of employment immediately after the change of control becomes irrevocable, and the officer is entitled to payments and benefits under his agreement as if his employment had continued through the date the change of control became irrevocable and had then been terminated. Each such change of control agreement also provides a three-month period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years’ compensation (base salary and average annual incentive compensation) or one years’ compensation in the case of Mr. Tokich if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

An officer who is entitled to a lump sum severance benefit under a change of control agreement also will be (a) paid (i) accrued base salary and vacation pay through the date of termination, and (ii) payments under the Senior Executive Incentive Compensation Plan or Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (b) be entitled to receive health, dental and life insurance coverage through the (A) third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years’ of compensation) of the termination date, in the case of all the named executive officers with these agreements other than Mr. Tokich, or the second anniversary (or the first anniversary, depending upon whether the lump sum payment is equal to two or one year of compensation) of the termination date, in the case of Mr. Tokich, or if earlier (B) the date the officer secures other employment.

In addition, if after a change of control and prior to an officer’s termination of employment the officer is unable to perform services for us for any period by reason of disability, we will pay and provide to the officer all compensation and health and dental coverage and life insurance coverage to which the officer would have been entitled had the officer continued to be actively employed by us, through the earliest of the following dates: (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform services for us, (b) the date on which he becomes eligible for payment of long-term disability benefits under a long-term disability plan generally applicable to our executives, (c) the date on which we have paid and provided 24 months of compensation and benefits during his disability, or (d) the date of his death. In addition, each change of control agreement provides that from and after a change in control we will reimburse the officer for expenses of defending any action to have his agreement declared invalid or unenforceable and in certain other specified circumstances.

Each change of control agreement also provides that if any payment or distribution (a parachute payment) made to an officer pursuant to the agreement or under any other plan, agreement, arrangement, including without limitation any income recognized upon a stock option exercise, exceeds the limit specified in Section 280G of the Internal Revenue Code and gives rise to excise tax liability (and/or related penalties and interest) on the part of the officer, a tax gross-up will be provided to the officer so that the officer will receive the same after-tax payment as would have been the case in respect of the parachute payment if Section 280G did not apply.

For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is materially inimical to the best interests of the Company, unreasonable neglect of the officer’s duties and responsibilities, or competing with the Company. The agreements contain several alternate definitions of what constitutes a “change of control.” These may include any person or group becoming the beneficial owner of 15% or more (but less than 50%) of the then outstanding Common Shares after the date of the applicable agreement, or 50% or more of the then outstanding Common Shares after the date of the applicable agreement, the commencement or public announcement of a tender offer for 15% or more of the Common Shares, or certain changes in a majority of the Board membership within a 24-month period.

Retention Agreement

We are a party to an executive retention agreement with Dr. Burke that became effective as of May 29, 2007. This agreement expired June 1, 2009, but is discussed here because it was in effect during fiscal 2009. Under that agreement, Dr. Burke would receive a base salary of not less than his then current salary, and would be eligible to participate in the Company’s Incentive Compensation Plan, benefit plans and stock option programs. If Dr. Burke’s employment was terminated prior to June 1, 2009 by the Company without “Cause” or by Dr. Burke for “Good Reason” (as those terms are defined in the agreement), Dr. Burke would be entitled to receive, subject to the conditions of the agreement, (a) as severance payments, his then-current salary for the number of months remaining from the date of his termination to June 1, 2009, or twelve months, whichever is greater, (b) continuation of medical and dental benefits until the earliest of the end of the period equal to the number of months of severance payments he is entitled to receive, the expiration of COBRA coverage eligibility or his eligibility under another employer’s plans, and (c) a pro-rated bonus to the extent earned. The severance would be payable on the same schedule as his salary would have been paid, subject to certain required delays that may be necessary in order to prevent the payments from being includible in Dr. Burke’s income for federal income tax purposes under Section 409(A)(a)(i)(A) of the Internal Revenue Code. The agreement entitled Dr. Burke to accelerate all payments due if the Company breaches its obligations under the agreement in any material respect. The severance payments and other benefits described above were in addition to any entitlements and benefits that may become due Dr. Burke under his change of control agreement, except insofar as the execution of both agreements results in duplicate coverage.

Receipt of severance and the other agreement benefits described above were contingent upon Dr. Burke’s execution of a release and waiver of all claims against the Company and would have terminated upon any material breach by him of the agreement or upon the termination of his employment for “Cause” or upon his termination without “Good Reason”.

For these purposes, any material breach, default or violation by Dr. Burke under his change of control agreement, stock option agreements, confidentiality and other agreements (including the non-compete, non-interference, and non-disclosure restrictive covenants contained in or executed in connection with the stock option agreements), between the Company and Dr. Burke, also constituted a breach of the executive retention agreement, if so determined by Company. A breach of these covenants entitled the Company to the rights described under “Equity Incentive Compensation Plans.” The executive retention agreement also contained restrictions on disclosure of confidential information.

Agreement with Mr. Rosebrough

In connection with Mr. Rosebrough’s employment as President and CEO, we entered into an employment agreement with Mr. Rosebrough dated September 7, 2007. The agreement was effective October 1, 2007 and for an initial term of three years. Thereafter the agreement automatically renews for additional consecutive terms of one year each, unless the Company gives Mr. Rosebrough notice of nonrenewal at least thirty days prior to the end of the then applicable term. Notwithstanding the foregoing, the term of the agreement will end upon termination of Mr. Rosebrough’s employment for any reason. In connection with his initial employment, Mr. Rosebrough received sign-on compensation consisting of a one time cash payment in the amount of $200,000, a grant of 100,000 stock options and a grant of 33,000 restricted stock units.

Mr. Rosebrough’s agreement provides for an initial base salary at a rate of $750,000 per year for the fiscal year ending March 31, 2008, with such base salary thereafter to be subject to annual or other periodic review. For the fiscal year ending March 31, 2009, Mr. Rosebrough’s base salary also was $750,000. Mr. Rosebrough also is entitled to participate in the Senior Executive Incentive Compensation Plan or SEICP. For fiscal 2009 his participation was at a target rate of 100% of base salary and with a maximum award limit of 200% of base salary; for subsequent fiscal years Mr. Rosebrough is eligible to participate in the SEICP and receive an incentive award based on achievement of specified performance goals as determined by criteria and other performance measures and target attainment established by the Compensation and Corporate Governance Committee. For fiscal 2008, he received a grant of 12,000 restricted stock units and 35,000 stock options and for subsequent fiscal years he is entitled to participate in restricted stock unit, stock option and other equity incentive compensation awards under the 2006 Long-Term Equity Incentive Compensation Plan or other approved plans as determined by the Board or the Compensation and Corporate Governance Committee. Mr. Rosebrough is also entitled to participate in the standard benefit programs under which STERIS’s salaried nonunion employees located at its headquarters are from time to time generally eligible (exclusive of any such severance, separation or termination programs or benefits) as well as limited additional fringe benefits and perquisites, including reimbursement, in accordance with our relocation policy, for his reasonable expenses incurred in relocating himself and his family to the Mentor, Ohio area.

Should the Company’s financial statements for any fiscal year falling within the term of his agreement be required to be restated due to material noncompliance, as a result of misconduct, with any financial reporting requirement, the Board or Compensation and Corporate Governance Committee may require Mr. Rosebrough to return or forfeit, as applicable, all or a portion of any bonus or incentive award (including equity awards) made to him with respect to any fiscal year the financial results of which are negatively affected by such restatement. In that case, the amount to be recovered would equal the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable had the Company’s financial statements been initially filed as restated, as determined by the Board or the Compensation and Corporate Governance Committee. Recovery may be effected through a variety of means, as determined by the Compensation and Corporate Governance Committee.

Upon termination of Mr. Rosebrough’s employment during the term of his employment agreement by reason of death or “Disability,” a termination by the Company without “Cause” or a termination by Mr. Rosebrough for “Good Reason” (as such terms are defined in the agreement), Mr. Rosebrough will be entitled to the following (payable in accordance with the requirements of Internal Revenue Code Section 409A): (i) an amount equal to twenty-four (24) months of salary continuation, car allowance and financial planning/tax preparation allowance, paid in twenty-four (24) monthly installments, to commence on the first day of the first month following the 60th day after termination, or if on the date of termination he is a “specified employee” (within the meaning of Code

Section 409A) and the payments are considered to be the deferral of compensation, the Company will pay all amounts of such deferred compensation that would have been due during the six-month period following his termination of employment on the first day of the seventh month following the termination date (or, if earlier, as soon as practicable after the date of his death); (ii) the annual one-time incentive payment he would have been paid, if any, under the SEICP relating to the fiscal year of termination if his employment had not been terminated, prorated to the date of termination, such payment to be based on applicable targets, threshold and other SEICP criteria and terms and actual performance relative thereto for such fiscal year, and to be made at the same time that annual incentive payments for such fiscal year are made to other senior executives of the Company; and (iii) eighteen (18) months of continuation of coverage under STERIS medical and dental plans pursuant to COBRA (with Mr. Rosebrough being required to pay the normal cost of such COBRA coverage). And regardless of the reason for termination, upon termination of Mr. Rosebrough’s employment during the term of his agreement he also is entitled to receive the following: (i) any accrued but unpaid base salary and vacation pay, (ii) any plan benefits that by their terms extend beyond termination of employment but only to the extent provided in any such benefit plan in which he has participated as an employee of STERIS; and (iii) any COBRA benefits to which he is entitled by law and not otherwise entitled to receive under his employment agreement.

Notwithstanding the foregoing, if Mr. Rosebrough is otherwise entitled to benefits under both his employment agreement and his change in control agreement (discussed previously in this Section under “Change of Control Agreements”) based on the same event, he will be entitled to severance benefits under either his employment agreement or his change in control agreement, whichever provides for greater benefits, but will not be entitled to benefits under both agreements.

For purposes of the employment agreement, “Cause” includes but is not limited to material breach of Mr. Rosebrough’s employment agreement or any other of his “Other Agreements” (consisting of his change of control agreement, restricted stock unit agreements, non-qualified stock option agreement, non-disclosure and non-competition agreement and the Company’s Code of Business Conduct), which has not been cured within the applicable time period set forth in the relevant agreement, and, if not so specified, promptly (taking into account the nature of the misconduct, and the actions that must be taken to effect the cure) after receipt of notice. A discussion of the restrictive covenants contained in stock option and restricted stock unit agreements may be found later in this Section under “Equity Incentive Compensation Plans.”

Equity Incentive Compensation Plans

STERIS shareholders approved the 2006 Plan at the 2006 Annual Meeting of Shareholders. The 2006 Plan authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, performance units and SARs. All grants of stock options, restricted stock, restricted stock units and SARs made subsequent to approval of the 2006 Plan have been made pursuant to the 2006 Plan. Most stock option grants made prior to the approval of the 2006 Plan were pursuant to various other previously established plans. In connection with the adoption of the 2006 Plan, we discontinued the grant of options or other equity incentives under the previously established plans. However, a number of options granted under the previously established plans remain outstanding. As of March 31, 2009, there were 4,568,379 shares available for grant from the 2006 Plan.

In general, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants and other equity incentive awards are immediately forfeited. However, unvested option grants may become vested and nonforfeitable upon an optionee’s death and unvested restricted stock awards or restricted stock units may be modified by the Company to give the award recipient the benefit of the award or unit through the date of death. Additionally, if an award recipient retires from employment after having attained age 55 and having been employed for at least five consecutive years without having engaged in any “Detrimental Activity” (as defined), stock options, restricted stock, restricted stock units and other equity incentive awards held by the award recipient at the date of retirement will continue to vest as though the recipient remained in the service of the Company through the fifth anniversary of the date of retirement provided the recipient remains in Good

Standing (as defined) and subject to other terms of the plans. If a recipient fails to remain in Good Standing, any outstanding stock options and other equity incentive compensation awards may be forfeited.

Under the 2006 Plan as well as the previously established plans, upon the occurrence of a change in control, all options and other awards then outstanding, to the extent unvested, generally vest and become immediately exercisable, without further action. While the definition of change in control varies somewhat from plan to plan, in general a change in control under each includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company.

In connection with the grant of stock options and receipt of restricted stock and restricted stock units under the 2006 Plan and previously established plans, optionees and other award recipients agree to restrictive covenants concerning non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies we may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited or may be required to be resold to the Company at a prescribed price.

Incentive Compensation Plan

We have established and maintain an Incentive Compensation Plan (sometimes referred to as the “Bonus Plan”), for key employees. The Bonus Plan is intended to support our compensation philosophy and encourage achievement of objectives by key employees whose responsibilities affect the performance of the business. Participants are selected annually. During fiscal 2009, all named executive officers, other than Mr. Rosebrough, were participants in the Bonus Plan. Mr. Rosebrough was a participant in the SEICP during fiscal 2009.

Annually each Bonus Plan participant is assigned a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she remains in the employ of the Company through the end of that fiscal year and thereafter through the date on which bonuses are paid for that fiscal year.

The Bonus Plan also provides that if a Change of Control occurs in a fiscal year, within five days after the occurrence of the first Change of Control during the fiscal year, each participant may be paid an interim lump-sum cash payment with respect to his or her participation in the Bonus Plan, with the amount of the interim payment to be equal to the dollar amount of the participant’s target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12. The making of the interim payment will not reduce the obligation to make a final payment under the terms of the Bonus Plan, but the amount of any interim payment will be an offset against any later payment due under the Bonus Plan in respect of the fiscal year. A participant is not required to refund any portion of the interim payment.

For purposes of the Bonus Plan, a Change of Control includes the following: the acquisition by any person or group of 15% or more (but less than 50%) of the Company’s outstanding Common Shares or 50% or more of the Company’s outstanding Common Shares; a person’s commencement or public announcement of an intention to commence a tender offer that would result in such person becoming beneficial owner of 15% or more of the Company’s outstanding Common Shares; certain changes in the composition of a majority of the Board membership within a 24 month period; the consummation of certain mergers or consolidations, or dispositions of all or substantially all of the assets of the Company; or a person’s proposal of a “Control Share Acquisition” of the Company within the meaning of the Ohio General Corporation Law.

Senior Executive Incentive Compensation Plan

We have established and maintain a Senior Executive Incentive Compensation Plan (sometimes referred to as the “SEICP”) for the CEO and any other executive officer or employee designated by the Compensation and Corporate Governance Committee. The SEICP is intended to support our compensation philosophy and encourage achievement of objectives by key employees by providing incentives for superior performance. Participants are selected by the Compensation and Corporate Governance Committee in its sole discretion. During fiscal 2009 Mr. Rosebrough was the only participant in the SEICP.

Annually, the Compensation and Corporate Governance Committee establishes the performance objectives for each SEICP participant and the amount of incentive compensation payable (or formula for determining such amount) if the specified performance objectives for such fiscal year are achieved or exceeded. Performance objectives are required to be limited to specified levels of, or relative peer company performance in, one or more of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, net income, revenue, free cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and productivity improvement. The Committee may further specify in respect of the specified performance objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance objectives. The Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero). The Compensation and Corporate Governance Committee is required to determine, as soon as reasonably practicable after the end of each fiscal year, whether the performance objectives have been achieved and the amount of incentive compensation payable, and to document such determinations.

The maximum incentive compensation that may be paid to a participant under the SEICP in respect of any fiscal year may not exceed the lesser of two and one-half (2 1/2) times the participant’s annual base salary or $2,000,000. Any incentive compensation payable under the SEICP in respect of any fiscal year must be paid no later than two and a half months after the end of the fiscal year.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL TABLES

Introduction

The tables below estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 32.

Excluded Amounts

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, regular severance benefits, and distributions of plan balances under our 401(k) plan. The tables also do not include amounts receivable under the Deferred Compensation Plan. See the narrative following the “Nonqualified Deferred Compensation for Fiscal 2009” table on page 31 for information about the Deferred Compensation Plan.

Walter M Rosebrough, Jr.(1)
	Death or Disability(2)&(3) ($)	Termination by the Company without cause or termination by the employee for good reason(2)&(3) ($)	Change in Control without termination(4) ($)	Change in Control with termination for good faith determination(5) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(6) ($)
Severance Payment	1,500,000	1,500,000	-	3,515,250	5,272,875
Stock Options(4)	-	-	-	-	-
Restricted Stock(4)	1,350,240	-	1,350,240	1,350,240	1,350,240
2009 Target Bonus(7)	1,265,250	1,265,250	-	1,265,250	1,265,250
Health, Dental, & Life Benefits(8)	-	-	-	19,369	29,053
Other Benefits(9)	36,602	36,602	-	-	-
Excise Tax Gross Up	-	-	-	1,647,649	2,576,620
Totals	4,152,092	2,801,852	1,350,240	7,797,758	10,494,038

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2009. The stock closing price as of such date was $23.28.

(2)	Pursuant to Mr. Rosebrough’s employment agreement, in the event of termination by reason of death or disability, termination by the Company without Cause, or termination by Mr. Rosebrough with Good Reason, Mr. Rosebrough is entitled to salary continuation, car allowance, and financial planning/tax preparation allowance for a period of 24 months, the annual one-time incentive payment under the STERIS Corporation Senior Executive Incentive Compensation Plan relating to the fiscal year of termination prorated to the termination date, and, at his own expense, eighteen months of continuation of coverage in the medical and dental plans pursuant to COBRA.

(3)	Mr. Rosebrough is entitled to accelerated vesting of all restricted stock awards and restricted stock units upon his death. The amount shown in the table above represents the full value of his 34,000 restricted stock units and 24,000 restricted stock awards based on the stock closing price of $23.28 on March 31, 2009. Pursuant to Mr. Rosebrough’s restricted stock unit agreements, in the event of Disability prior to normal vesting, all 34,000 nonvested restricted stock units will become nonforfeitable. The 34,000 restricted stock units represent two grants that were made to Mr. Rosebrough on 10/1/2007. Upon termination by the Company without Cause or termination by Mr. Rosebrough with Good Reason, Mr. Rosebrough is not entitled to accelerated vesting of restricted stock awards or restricted stock units.

(4)	In the event of a Change in Control with or without termination or in the event of Mr. Rosebrough’s death, Mr. Rosebrough will be entitled to accelerated vesting of stock options and restricted stock and restricted stock units. All of Mr. Rosebrough’s stock options were underwater as of March 31, 2009; therefore, there is no incremental value attributable to these awards shown In the above table.

(5)	Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (100% of current base salary) has been used.

(6)	Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination by STERIS, other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (100% of current base salary) has been used.

(7)	Mr. Rosebrough is entitled to a special pro-rata STERIS Corporation Senior Executive Incentive Compensation Plan payment under his Change in Control agreement. This bonus is based on Mr. Rosebrough’s fiscal year 2009 actual bonus. The 2009 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 168.7% under the STERIS Corporation Senior Executive Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(8)	Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to continuation of health, dental and life benefits for a period of two (2) years. In the event of a Change in Control with termination by STERIS, other than for Cause, Disability or death, or by executive for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life benefits for a period of three (3) years.

(9)	In the event of termination, Mr. Rosebrough is entitled to other benefits for various periods as defined by his employment agreement. Other benefits include an automobile allowance and expense reimbursement for tax return preparation. However, Mr. Rosebrough is not entitled to other benefits in the event of a change in control with termination pursuant to section 5(d) of his employment agreement, which provides for entitlement of severance benefits under either his employment agreement or change in control agreement, but not both.

Michael J. Tokich(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	496,678	993,355
Stock Options(3)	-	-	-
Restricted Stock	174,600	174,600	174,600
2009 Target Bonus(6)	-	278,355	278,355
Health, Dental, and Life Benefits(7)	-	12,718	25,435
Excise Tax Gross Up	-	-	433,616
Totals	174,600	962,350	1,905,362

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2009. The stock closing price as of such date was $23.28.

(2)	Mr. Tokich and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination or in the event of Mr. Tokich’s death, Mr. Tokich will be entitled to accelerated vesting of stock options and restricted stock. Vested values for stock options and restricted stock are shown in the “Change in Control” columns. All nonvested stock options granted were underwater as of the assumed Change in Control date of March 31, 2009; therefore, there is no incremental value attributable to these underwater awards shown on the above tables.

(4)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of one (1) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination by STERIS other than for Cause, death or disability or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(6)	Mr. Tokich is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his Change in Control agreement. This bonus is based on Mr. Tokich’s fiscal year 2009 actual bonus. The 2009 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 168.7% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of one (1) year. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. Tokich for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of two (2) years.

Timothy L. Chapman(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	1,185,624	1,778,436
Stock Options(3)	-	-	-
Restricted Stock	275,868	275,868	275,868
2009 Target Bonus(6)	-	366,655	366,655
Health, Dental, and Life Benefits(7)	-	25,435	38,153
Excise Tax Gross Up	-	503,118	821,410
Totals	275,868	2,356,701	3,280,522

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2009. The stock closing price as of such date was $23.28.

(2)	Mr. Chapman and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination or in the event of Mr. Chapman’s death, Mr. Chapman will be entitled to accelerated vesting of stock options and restricted stock. Vested values for stock options and restricted stock are shown in the “Change in Control” columns. All nonvested stock options granted were underwater as of the assumed Change in Control date of March 31, 2009; therefore, there is no incremental value attributable to these underwater awards shown on the above tables.

(4)	Pursuant to Mr. Chapman’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. Chapman’s change in control agreement, in the event of a change in control with termination by STERIS other than for Cause, death or disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(6)	Mr. Chapman is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. This bonus is based on Mr. Chapman’s fiscal year 2009 actual bonus. The 2009 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 168.7% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. Chapman’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or disability, or termination by Mr. Chapman for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

Peter A. Burke(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)	Termination without cause or for good reason(2) ($)
Severance Payment	-	1,152,292	1,728,438	319,000
Stock Options(3)	-	-	-	-
Restricted Stock	267,720	267,720	267,720	-
2009 Target Bonus(6)	-	322,892	322,892	322,892
Health, Dental, and Life Benefits(7)	-	19,369	29,053	9,684
Excise Tax Gross Up	-	-	723,500	-
Totals	267,720	1,762,273	3,071,603	651,576

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2009. The stock closing price as of such date was $23.28.

(2)	Mr. Burke entered into a change in control agreement and an executive retention agreement with STERIS. The executive retention agreement will pay out severance and an actual bonus upon termination without Cause or termination for Good Reason that occurs prior to June 1, 2009. The severance shown in the table for termination under these circumstances is the maximum amount of payments he could receive under the executive retention agreement, based upon his base salary rate in effect at the end of fiscal 2009. The bonus shown in the table for termination under these circumstances is the actual bonus that was earned under the STERIS Corporation Incentive Compensation Plan with respect to the fiscal year ended March 31, 2009. In the event of Mr. Burke’s death Mr. Burke is entitled to accelerated vesting of stock options and restricted stock; vested values for stock options and restricted stock are shown in the “Change in Control” columns.

(3)	In the event of a Change in Control with or without termination or in the event of Mr. Burke’s death, Mr. Burke will be entitled to accelerated vesting of stock options and restricted stock. All nonvested stock options granted were underwater as of the assumed Change in Control date of March 31, 2009; therefore, there is no incremental value attributable to these underwater awards shown on the above tables.

(4)	Pursuant to Mr. Burke’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. Burke’s change in control agreement, in the event of a Change in Control with termination by STERIS other than for Cause, death or disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(6)	Mr. Burke is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. This bonus is based on Mr. Burke’s fiscal year 2009 actual bonus. The 2009 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 168.7% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. Burke’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to continuation of health, dental and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or disability, or by Mr. Burke for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years. Pursuant to Mr. Burke’s executive retention agreement, he is entitled to medical and dental insurance coverages during his severance period.

Mark D. McGinley(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	1,076,878	1,615,316
Stock Options(3)	-	-	-
Restricted Stock	252,588	252,588	252,588
2009 Target Bonus(6)	-	322,887	322,887
Health, Dental, and Life Benefits(7)	-	25,435	38,153
Excise Tax Gross Up	-	447,439	737,149
Totals	252,588	2,125,227	2,966,093

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2009. The stock closing price as of such date was $23.28.

(2)	Mr. McGinley and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination or in the event of Mr. McGinley’s death, Mr. McGinley will be entitled to accelerated vesting of stock options and restricted stock. Vested values for stock options and Restricted Stock are shown in the “Change in Control” columns. All nonvested stock options granted were underwater as of the assumed Change in Control date of March 31, 2009; therefore, there is no incremental value attributable to these underwater awards shown on the above tables.

(4)	Pursuant to Mr. McGinley’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(5)	Pursuant to Mr. McGinley’s change in control agreement, in the event of a Change in Control with termination by STERIS other than for Cause, death or disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2009 bonus) and target bonus (60% of current base salary) has been used.

(6)	Mr. McGinley is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. This bonus is based on Mr. McGinley’s fiscal year 2009 actual bonus. The 2009 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 168.7% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. McGinley’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or disability, or termination by Mr. McGinley for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

NON-EMPLOYEE DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION FOR FISCAL 2009

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee Directors, as discussed below.

At its July 26, 2007 meeting, the Board approved a new compensation arrangement for non-employee Directors. This compensation arrangement was modified by the Compensation and Corporate Governance Committee at its meeting on July 23, 2008 to provide all directors have the option to elect STERIS stock in lieu of any cash component of director compensation. The only payments made to non-employee Directors during fiscal 2009 were made under this compensation arrangement, as modified.

Under this arrangement, each non-employee Director is entitled to receive $150,000 (or $240,000 for the Chairman of the Board) over the annual term (the annual term begins with the annual meeting of shareholders and ends at the next annual meeting). This compensation is payable as follows:

•

Cash Retainer—A cash retainer of $37,500 ($60,000 in the case of the Chairman of the Board) is payable for the first half of the term (shortly after the annual shareholder meeting). An additional retainer of $37,500 ($60,000 in the case of the Chairman of the Board) is payable for the second half of the term (generally paid in February). Both the first and second payments may be taken in cash, STERIS stock or a combination of cash and STERIS stock, as elected by the Director.

•

Options and Restricted Shares—$37,500 ($60,000 in the case of the Chairman of the Board) in value of stock options and $37,500 ($60,000 in the case of the Chairman of the Board) in value of restricted shares (with such values based on the closing price of STERIS shares on the first full trading day after the annual meeting of shareholders) is paid to each director. These awards are made at the beginning of the annual term and vest the following January.

In addition to the foregoing, under this arrangement, a $10,000 chair fee is paid to the Chairperson of the Audit and Financial Policy Committee and a $5,000 chair fee is paid to the Chairperson of each of the other Board committees, payable at the beginning of the annual term. Also a $1,000 per meeting fee will be payable to each non-employee Director for each Board meeting and assigned committee meeting attended by the Director in excess of 20 during the annual term. All Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

In May, 2009 the Board of Directors approved the amendment of option agreements relating to certain option grants to retiring Directors, Raymond Lancaster and J.B. Richey, in recognition of their long service on the Board and to make the duration of these older option grants consistent with current practice. For Mr. Lancaster, his 2000 and 2001 stock option grant agreements (10,000 options each) were amended to allow the full 10 year period to exercise those grants (to July 2010 and July 2011 respectively). For Mr. Richey, his 2001 stock option grant agreement (10,000 options) was amended to allow the full 10 year period to exercise that grant (to July 2011). These amendments were in accordance with the terms of the 1997 Equity Plan from which these grants were made, and are consistent with current option grant terms for Directors under our current shareholder approved long-term equity incentive plan.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Richard C. Breeden	19,750	112,461	32,564	-	164,775
Cynthia L. Feldmann	85,000	37,484	32,564	-	155,048
Robert H. Fields	19,750	112,461	32,564	-	164,775
Jacqueline B. Kosecoff	77,500	37,484	32,564	-	147,548
Raymond A. Lancaster	37,500	74,969	32,564	-	145,033
Kevin M. McMullen	80,000	37,484	32,564	-	150,048
J.B. Richey	77,500	37,484	32,564	-	147,548
Mohsen M. Sohi	37,500	74,976	32,564	-	145,040
John P. Wareham	120,000	59,968	66,516	-	246,484
Loyal W. Wilson	0	112,461	32,564	-	145,025
Michael B. Wood	22,500	89,943	32,564	-	145,007

(1)	The dollar amount represents the amount paid in cash for first half and second half annual retainer for the annual term beginning in July 2008 plus chair fees during the fiscal year ended March 31, 2009.

(2)	The dollar amounts represent the compensation cost that was earned by the named director and recognized by the Company during fiscal 2009 related to restricted stock. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 15 to our financial statements for the fiscal year ended March 31, 2009. Compensation cost is recognized for financial reporting purposes over the period in which the named director is required to provide service in exchange for the award.

(3)	The dollar amounts represent the compensation cost that was earned by the named director and recognized by the Company during fiscal 2009 related to stock options granted in fiscal 2009 in accordance with FAS 123R. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to FAS 123R (excluding estimate of forfeiture) utilizing assumptions discussed in Note 15 to our financial statements for the fiscal year ended March 31, 2009. Compensation cost is recognized for financial reporting purposes over the period in which the named director is required to provide service in exchange for the award. The grant date fair value estimate for these stock option awards in accordance with the provisions of FAS 123R equaled the compensation cost recognized by the Company during fiscal 2009. For information regarding the aggregate number of options of each non-employee director outstanding as of March 31, 2009, see “Aggregate Option Holdings by Non-Employee Directors at March 31, 2009” on page 46.

AGGREGATE OPTION HOLDINGS BY NON-EMPLOYEE DIRECTORS AT MARCH 31, 2009

Name	Options (#)
Richard C. Breeden	2,744
Cynthia L. Feldmann	31,131
Robert H. Fields	2,744
Jacqueline B. Kosecoff	46,131
Raymond A. Lancaster	86,131
Kevin M. McMullen	66,131
J.B. Richey	66,131
Mohsen M. Sohi	26,131
John P. Wareham	90,047
Loyal W. Wilson	76,131
Michael B. Wood	36,131
Total	529,583

OWNERSHIP OF VOTING SECURITIES

5% OWNERS

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on the number of Common Shares outstanding as of April 30, 2009, which was 58,453,600.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors NA 45 Fremont Street 17th Floor, San Francisco, CA 94105	3,753,215	(1)	6.42%
Breeden Capital Management LLC 100 Northfield Street, Greenwich CT 06830	5,067,321	(2)	8.67%

(1)	Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009, which Schedule specifies that Barclays Global Investors NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Canada Limited have sole voting power with respect to 3,197,973 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to all of these shares.

(2)	Based upon information contained in a Schedule 13/A filed with the Securities and Exchange Commission on April 24, 2008, which Schedule specifies Breeden Capital Management LLC has shared voting and dispositive power with respect to all of these shares. Also based on information contained in a Schedule 13F filed with the Securities and Exchange Commission on May 15, 2009, which schedule specifies Breeden Capital Management LLC as holding these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of our Common Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of April 30, 2009, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of April 30, 2009(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of April 30, 2009	Total Stock-Based Ownership
Walter M Rosebrough, Jr.	47,000	58,300	105,300
Michael J. Tokich	9,908	62,731	72,639
Timothy L. Chapman	32,200	19,162	51,362
Peter A. Burke	16,500	106,099	122,599
Mark D. McGinley	14,928	89,762	104,690
Richard C. Breeden	5,070,915	2,744	5,073,659
Cynthia L. Feldmann	3,788	31,131	34,919
Robert H. Fields	3,594	2,744	6,338
Jacqueline B. Kosecoff	6,249	46,131	52,380
Raymond A. Lancaster	15,760	86,131	101,891
Kevin M. McMullen	9,461	66,131	75,592
J.B. Richey	126,334	66,131	192,465
Mohsen M. Sohi	4,975	26,131	31,106
John P. Wareham	8,446	90,047	98,493
Loyal W. Wilson	15,558	76,131	91,689
Michael B. Wood	5,950	36,131	42,081
All Directors, Nominees, and Executive Officers as a group (20 persons)(3)	5,447,873	1,022,466	6,470,339

(1)	As of April 30, 2009, (a) with the exception of Mr. Breeden, who beneficially owned approximately 8.67% of our outstanding Common Shares, no director, nominee, or executive officer beneficially owned 1% or more of our outstanding Common Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 10.88% of the outstanding Common Shares (including shares subject to stock options exercisable by them within 60 days).

(2)	Included are (a) Common Shares beneficially owned outright; (b) restricted Common Shares; and (c) Common Shares held in the Company’s 401(k) plan.

(3)	The Board has established guidelines requiring that each director own at least 6,000 shares of STERIS common stock within five years from (i) July 26, 2007, for those that were directors as of that date, or (ii) within five years of the initial appointment or election to the Board for persons subsequently becoming directors. Restricted shares, but not stock options, count toward satisfaction of these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2009 were complied with on a timely basis, other than the following: in May 2009, a Form 5 was filed, reporting that Mr. Chapman acquired, through a dividend reinvestment plan, 39 shares in fiscal 2007 and 168 shares in fiscal 2008. These share purchases were promptly reported after this inadvertent omission was discovered.

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

The Compensation and Corporate Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Mark D. McGinley, Secretary, and must be received at our executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for director nominee candidates must set forth the following information:

1.	The name and address of the shareholder recommending the proposed director nominee for consideration as that information appears on our records, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed director nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.	Complete information as to the identity and qualifications of the proposed director nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed director nominee, and the principal occupation and employment of the proposed director nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed director nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed director nominee is qualified and suited to be a director of STERIS;

4.	The disclosure of any relationship of the proposed director nominee with STERIS or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed director nominee and any other person(s) (naming such person(s)) pursuant to which the proposed director nominee is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the proposed director nominee that he or she has consented to being considered as a nominee, has consented to an investigation into his or her background, education, experience, and other qualifications if the Corporate Governance and Compensation Committee desires to do so, has consented to be named in our proxy statement, if so determined, and has consented to serve as a director of STERIS, if elected.

There are no specific, defined, qualifications or specific qualities or skills that are necessary for director candidates to possess. In evaluating proposed director nominees, the Compensation and Corporate Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Compensation and Corporate Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Compensation and Corporate Governance Committee will consider all information provided that it deems is relevant to a proposed director nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed director nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed director nominee to the Board of Directors. The Committee will consider proposed director nominees recommended by shareholders on the same basis as proposed director nominees from other sources, subject to the procedures described herein and in the Company’s Amended and Restated Code of Regulations, as amended.

The Compensation and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Compensation and Corporate Governance Committee generally does not consider recommendations for director nominee submitted by other constituencies. In order to preserve its impartiality, the Compensation and Corporate Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Compensation and Corporate Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Compensation and Corporate Governance Committee for further consideration. Upon submission of a shareholder proposal to the Compensation and Corporate Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Compensation and Corporate Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles of Incorporation and Amended and Restated Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable state law, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Compensation and Corporate Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Compensation and Corporate Governance Committee or the management designees, as the Compensation and Corporate Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2010 Annual Meeting of Shareholders is expected to be February 5, 2010. However, if the date of the 2010 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the proxy solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the 2010 Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be March 25, 2010. The Company’s proxy statement for the 2010 Annual Meeting of Shareholders will give discretionary authority to proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the 2010 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Amended and Restated Code of Regulations and as the same may be further amended from time to time, as well as the timeliness requirements described above.

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on July 23, 2009

This Proxy Statement and our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2009 are available free of charge at www.proxyvote.com.

The Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2009, which includes financial statements of the Company for the fiscal year then ended, is made available to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

MARK D. MCGINLEY

Secretary

June 4, 2009

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET- www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK, SIGN
AND RETURN:	M15459-P81520 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION The Board of Directors recommends a vote FOR all the below nominees.
	Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.		Election of Directors
	Nominees:		☐	☐	☐
	01) Richard C. Breeden	06) Walter M Rosebrough, Jr.
	02) Cynthia L. Feldmann	07) Mohsen M. Sohi
	03) Robert H. Fields	08) John P. Wareham
	04) Jacqueline B. Kosecoff	09) Loyal W. Wilson and
	05) Kevin M. McMullen	10) Michael B. Wood

The Board of Directors recommends a vote FOR Proposal 2
	Vote On Ernst & Young LLP							For	Against	Abstain
2.		Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.						☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.
For address changes and/or comments, please check this box ☐ and write them on the back where indicated.
NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.proxyvote.com.

Sign and date proxy card on the reverse side.

i  Please fold and detach card at perforation before mailing.  i

M15460-P81520

PROXY		STERIS CORPORATION	PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 23, 2009

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 23, 2009, and at any adjournment thereof, Walter M Rosebrough, Jr., John P. Wareham, Michael J. Tokich, Mark D. McGinley and Dennis P. Patton, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote my shares on the following Proposals:

1.     Electing directors to serve for a one-year term of office expiring at the Company’s 2010 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Robert H. Fields, Jacqueline B. Kosecoff, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson and Michael B. Wood.

2.     Ratifying the appointment of Ernst & Young LLP as the Company’s Independent registered public accounting firm for the fiscal year ending March 31, 2010.

The Board of Directors recommends votes FOR the election of the nominees listed above and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010 and in the Proxies discretion on all other matters as may properly come before the meeting or any adjournment thereof.

Change of Address:

(If you have written in the above space, please mark the corresponding box on the reverse side.) SEE REVERSE SIDE.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, direction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. on July 17, 2009 for tabulation. Have your direction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. on July 17, 2009 for tabulation. Have your direction form in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your direction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK, SIGN AND
RETURN:	M15495-Z49267 KEEP THIS PORTION FOR YOUR RECORDS
THIS DIRECTION FORM IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION The Board of Directors recommends a vote FOR all the below nominees.
	Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write The number(s) of the nominee(s) on the line below.
1.		Election of Directors
	Nominees:		☐	☐	☐
	01) Richard C. Breeden	06) Walter M Rosebrough, Jr.
	02) Cynthia L. Feldmann	07) Mohsen M. Sohi
	03) Robert H. Fields	08) John P. Wareham
	04) Jacqueline B. Kosecoff	09) Loyal W. Wilson and
	05) Kevin M. McMullen	10) Michael B. Wood

The Board of Directors recommends a vote FOR Proposal 2
	Vote On Ernst & Young LLP							For	Against	Abstain
2.		Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year Ending March 31, 2010.						☐	☐	☐
In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.
For address changes and/or comments, please check this box ☐ and write them on the back where indicated.
NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your direction form in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Sign and date direction form on the reverse side.

i  Please fold and detach direction form at perforation before mailing.   i

M15496-Z49267

DIRECTION FORM	STERIS CORPORATION	DIRECTION FORM

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 23, 2009

Instructions for Voting Shares Held by Delaware Charter Guarantee & Trust Company d.b.a.

Principal Trust Company, Trustee under the STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, and in my capacity as a Named Fiduciary for this purpose, I hereby direct Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, as Trustee, to vote in person or by proxy (i) all Common Shares of the Company credited to my employer stock fund account under the Plan and (ii) all Common Shares of the Company credited to accounts under the Plan for which the Trustee does not receive direction, at the Annual Meeting of Shareholders of the Company to be held on July 23, 2009, and at any adjournment thereof, as specified on the reverse side of this direction form on all matters properly coming before said meeting, including:

1.        Electing directors to serve for a one-year term of office expiring at the Company’s 2010 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Robert H. Fields, Jacqueline B. Kosecoff, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.        Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

The Board of Directors recommends votes FOR the election of the nominees listed above and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

ALL COMMON SHARES OF THE COMPANY HELD UNDER THE PLAN FOR WHICH THE TRUSTEE DOES NOT RECEIVE A DIRECTION (INCLUDING THOSE CREDITED TO YOUR EMPLOYER STOCK FUND ACCOUNT IF YOU DO NOT TIMELY PROVIDE THE TRUSTEE WITH A DIRECTION) WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2010 AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF BROADRIDGE FINANCIAL SOLUTIONS, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN TIME, ON JULY 17, 2009, FOR TABULATION.

Change of Address:

(If you have written in the above space, please mark the corresponding box on the reverse side.) SEE REVERSE SIDE.